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                                                                     EXHIBIT 4.1

               FORM OF REPLACEMENT 8% CONVERTIBLE PROMISSORY NOTE

                   REPLACEMENT 8% CONVERTIBLE PROMISSORY NOTE

L___________                                                 DECEMBER ____, 2005

FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, the undersigned, ELCOM INTERNATIONAL, INC., a Delaware corporation, whose principal address is 10 Oceana Way, Norwood, Massachusetts 02062 ("Maker"), promises to pay to Chase Nominees Limited, whose principal address is P.O. Box 18171, 125 London Wall, London, EC2Y 5AJ, U.K. ("Payee"), the entire aggregate principal amount _______________________________ Thousand Pounds Sterling (L____________),
pursuant to the terms and conditions contained herein, together with interest thereon at the rate hereinafter provided, all in accordance with the following terms and conditions. This Note is issued as a replacement of the promissory note originally issued with respect to the advance made on _________________, 2005, which original convertible promissory note is hereby rendered null and void.

Whereas, the Payee has already advanced the Maker _______________Thousand Pounds Sterling (L____________), pursuant to an 8% convertible promissory note dated ________, 2005; and

Whereas, the Payee wishes to correctly state certain details with respect to the Payee.

NOW THEREFORE IT IS AGREED:

     1. Principal and Interest. The principal amount of this Note and all interest accrued thereon shall be due and payable upon written demand by Payee in one installment within five business days after Maker notifies Payee that it has adequate funds to repay this note (the "Maturity Date"). Interest on the principal amount of this Note shall accrue at the rate of Eight Percent (8.0%) per annum commencing as of the date of advances and continuing until all principal and accrued interest owing under this Note is paid in full. Interest shall be calculated upon a year of 360 days for the actual number of days elapsed.

     2. Payment. In the event this Note is not converted pursuant to Section 3, all principal and all accrued interest due hereunder shall be payable on the Maturity Date in sterling (or by Maker's check payable in such money) to Payee in person or at Payee's address (as given above) or at such other place as Payee or any other holder of this Note may designate in writing to Maker. Alternatively, Payee may designate a bank account into which Maker shall wire transfer payments of principal and interest. To the extent payment becomes due and payable under this Note on a day which is not a business day, such payment is and shall be due and payable on the next succeeding business day.

     3. Optional Conversion.

          (a) Optional Conversion. The outstanding principal on this Note and all interest accrued thereon may, be converted at the option of the Payee into shares of common stock, par value $.01 per share ("Common Stock"), at the same per share purchase price of the Common Stock in the AIM Financing (as defined below). For clarity, upon conversion of this Note pursuant to this subsection 3(a), this Note shall be converted into that number of shares of Common Stock equal to the quotient obtained by dividing (i) the sum of the outstanding principal on this Note and all accrued interest by (ii) the per share purchase price of the Common Stock sold in the AIM Financing. The term "AIM Financing" as used herein shall refer to the sale by Maker of Common Stock in a single transaction or a series of related transactions, to non-U.S. persons outside the U.S. pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act").

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          (b) Fractional Shares. Maker shall not be required to issue fractional shares of Common Stock upon the conversion of this Note. If Payee would be entitled, upon the exercise of any rights evidenced hereby, to receive a fractional interest in a share of Common Stock, in lieu thereof Payee shall be entitled to receive from Maker an amount in cash equal to that portion attributable to such fractional share.

          (c) Other Matters. Maker covenants that the shares of AIM Financing Securities issued upon the conversion of this Note will (i) when issued upon such conversion, be validly issued, fully paid and non-assessable and (ii) be issued in reliance upon the exemption from the registration and prospectus delivery requirements provided by Regulation S promulgated under the Securities Act.

     4. Representations and Warranties of Maker. Maker hereby represents and warrants that: (a) Maker is duly organized, validly existing and in good standing under the laws of the state of Delaware; (b) the execution, delivery and performance of this Note by Maker have been duly authorized by all necessary action, corporate or otherwise, of Maker and are not in contravention of any of its Certificate of Incorporation, Bylaws or any agreements to which it is a party or by which any of its property is bound; and (c) this Note is the legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms.

     5. Representations and Warranties of Payee. Payee hereby represent and warrants that: (a) it is not a U.S. person; (b) will resell shares of Common Stock only in accordance with Regulation S, pursuant to registration or an exemption therefrom; (c) will comply with any applicable rules and regulations of AIM and the US Securities and Exchange Commission and (d) will not engage in hedging transactions with regard to shares of Common Stock unless in compliance with the U.S. Securities Acts.

     6. Events of Default. The then-outstanding principal and accrued interest on this Note shall, at the option of Payee, become due and payable without notice or demand, upon the happening of any one of the following specified events:

     (a) the making of a general assignment for the benefit of creditors by Maker;

     (b) the voluntary filing of any petition or the commencement of any proceeding by Maker for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions; or

     (c) the involuntary filing of any petition or the commencement of any proceeding against Maker for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions, which proceeding is not dismissed within 30 days.

     7. Security. This Note is secured pursuant to that certain Amended and Restated Collateral Agency and Security Agreement, among the Maker and each of the Secured Parties named therein, which is incorporated herein by reference as if fully set forth herein.

     8. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to Maker for cancellation and will not be reissued.

     9. Expenses of Collection. Maker agrees to pay Payee's reasonable costs in collecting and enforcing this Note, including reasonable attorney's fees.

     10. Waiver by Payee. No waiver of any obligation of Maker under this Note shall be effective unless it is in a writing signed by Payee. A waiver by Payee of any right or remedy under this

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Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

     11. Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed as follows:

     if to Maker, at:
     Elcom International, Inc.
     10 Oceana Way
     Norwood, Massachusetts, 02062
     Attn: President

     if to Payee, to
     Chase Nominees Limited
     C/O JPMorganChase
     Lower Ground Floor
     38 Bishops Gate
     London, EC2Y 4AJ

     12. Waiver by Maker. Maker hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof.

     13. Severability. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or if any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

     14. Governing Law. This Note shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

     IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

                                        ELCOM INTERNATIONAL, INC.


                                        ----------------------------------------
                                        By: Robert J. Crowell
                                        Its: Chairman and Chief Executive
                                             Officer